Exhibit 11


CityFed Financial Corp.
Statement Regarding the Computation of Basic Loss Per Share

For the Years Ended December 31, 1999, 1998, and 1997

                                                     Year Ended December 31,
                                                     -----------------------

                                                              1999                 1998                 1997
                                                              ----                 ----                 ----

Computation of Basic Loss Per Share:

Weighted average number of shares outstanding             18,715,609             18,715,416           18,714,646
                                                          ==========             ==========           ==========
Loss applicable to common stock:1

From Continuing Operations                                $(8,435,000)         $(8,329,000)         $( 8,360,000)
                                                          ============         ============         =============

Net Loss                                                  $(8,435,000)         $(8,329,000)         $( 8,360,000)
                                                          ============         ============         =============
Basic loss per share:

From Continuing Operations                                     $(0.45)              $(0.45)               $(0.45)
                                                               =======              =======               =======

Net Loss                                                       $(0.45)              $(0.45)               $(0.45)
                                                               =======              =======               =======


------------

1/ Losses applicable to common stock are net of preferred stock dividends for the years ended December 31, 1999, 1998, and 1997 in the amount of $8,634,000, $8,634,000, and $8,636,000, respectively


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